UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 20, 2020

(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33145	36-2257936
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Colorado Boulevard, Denton, Texas		76210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (940) 898-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SBH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02      Results of Operations and Financial Condition.

In connection with the Notes Offering (as defined below), Sally Beauty Holdings, Inc. (the “Company”) provided the following preliminary results for the Company’s quarter ended March 31, 2020 (the “second quarter”).  The Company expects to release its full second quarter results in early May.

Net Sales and Same Store Sales

The Company expects total net sales for the second quarter to be approximately $871.0 million.  In addition, the Company expects same store sales for the second quarter to be as follows:

Same Store Sales
	Consolidated	Sally Beauty Supply	Beauty Systems Group
FY2020 Q2 Through March 11	4.7%	4.8%	4.5%
FY2020 Q2 Total	-7.1%	-7.0%	-7.4%

Prior to the widening effects of the COVID-19 pandemic in the United States which commenced in early March, the Company delivered strong same store sales growth in both of its Sally Beauty and Beauty Systems Group segments, showing signs of success on certain elements of its previously announced transformation plans.  Same store sales after March 11, 2020 were materially and adversely impacted by COVID-19 with the Company closing the public customer-facing operations at nearly all of its stores on a rolling basis after that date.

For the purpose of calculating the same store sales metrics, the Company compares the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. The Company’s same store sales are calculated in constant dollars and include e-commerce sales from certain digital platforms, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Net Earnings and Adjusted EBITDA

While the Company is currently in the process of evaluating the impact of COVID-19 on the carrying value of certain of its assets, including goodwill, and conducting impairments tests on those assets, the Company expects net earnings for the second quarter to be in the range of $10 million to $15 million, prior to giving effect to any impairment or similar non-cash charges related to COVID-19, and expects adjusted EBITDA to be between $87.8 million and $92.8 million. See “Non-GAAP Measures.”

Any impairment or similar non-cash charges that the Company is required to recognize in the second quarter could have a material impact on net earnings for the second quarter. See “Cautionary Note Regarding Preliminary Results.”

Balance Sheet Data

During the second quarter, the Company borrowed $395.5 million its senior secured credit facility (the “ABL Facility”). Prior to the COVID-19 disruption, the Company funded approximately $31.1 million of capital investment in its business, $30 million of debt reduction and $50 million of share repurchases. These actions were funded by cash on hand and borrowings under the ABL Facility.  Following the onset of the COVID-19 disruption, out of an abundance of caution, the Company borrowed approximately $340.0 million under the ABL Facility to support the Company’s operations during the economic uncertainty.

As of March 31, 2020, the Company’s outstanding debt, excluding capital leases, totaled approximately $1,958.7 million, consisting of $395.5 million outstanding on the ABL Facility, $422.6 million outstanding under the variable-rate tranche of the Company’s term loan B credit facility, $263.2 million under the fixed-rate tranche of the Company’s term loan B credit facility, $197.4 million outstanding under the Company’s senior notes due 2023 and $680.0 million outstanding under the Company’s senior notes due 2025. Subsequent to March 31, 2020, the Company entered into an amendment to its ABL facility to, among other things, increase the revolving commitment from $500.0 million to $600.0 million, and establish a FILO (first-in, last-out) tranche of indebtedness in the amount of $20.0 million. The Company also had $364 million of cash on its balance sheet as of March 31, 2020.

Cautionary Note Regarding Preliminary Results

The preliminary results described above for the Company are estimated, preliminary, subject to completion and may change. Because the Company has not completed its normal quarterly closing and review procedures for the quarter ended March 31, 2020, and subsequent events may occur that require adjustments to these results, there can be no assurance that the final results for the quarter ended March 31, 2020 will not differ materially from these estimates.

In particular, the Company is currently in the process of evaluating the impact of COVID-19 on the carrying value of certain of its assets, including goodwill, and conducting impairments tests on those assets.  Upon completion of its impairment testing, the

Company may determine that the carrying amount of certain of its assets exceeds their respective recoverable amounts.  In such case, the Company may take impairment or similar non-cash charges on such affected assets for the second quarter.  Any such charges will be non-cash charges that will have the effect of reducing net earnings (before potential impairment charges), as described above.  The Company would expect to adjust any of these charges from adjusted EBITDA given their non-recurring nature.  These charges are not currently estimable and may be significant.  Therefore, the net earnings ranges which the Company has disclosed above could be reduced by the amount of any impairment or similar non-cash charges which the Company concludes are necessary to record during the second quarter.

Non-GAAP Measures

This Current Report on Form 8-K includes our preliminary estimates of Adjusted EBIDTA for the second quarter.  Adjusted EBITDA is a financial measure that has not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and is therefore referred to as a non-GAAP financial measure.  The Company has provided a definition below for this non-GAAP financial measure and has provided a table below to reconcile this non-GAAP financial measure to the comparable GAAP financial measure.

The Company believes that this non-GAAP financial measure provides valuable information regarding its earnings and business trends by excluding specific items that it believes are not indicative of the ongoing operating results of its businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.  This non-GAAP financial measures is being provided as supplemental information to the Company’s GAAP financial measures and the Company believes this non-GAAP measure provide investors with additional meaningful financial information regarding our operating performance and cash flows.  The Company’s management and Board of Directors also use this non-GAAP measure as a supplemental measure to evaluate the Company’s businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. This non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measure presented by the Company may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA– The Company defines Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation and non-recurring costs related to the impact of COVID-19 which primarily consist of costs related to the Company’s furloughs, lay-offs and disaster pay in response to COVID-19, and also the Company’s previously announced restructuring plans as indicated in the accompanying non-GAAP reconciliation.

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Range
Adjusted EBITDA:	Q2 2020	Q2 2020

Net earnings (1)	$10,000	$15,000
Add:
Depreciation and amortization	26,951	26,951
Interest expense	21,644	21,644
Provision for income taxes	8,253	8,253
EBITDA (non-GAAP)	66,848	71,848
Share-based compensation	3,059	3,059
Restructuring	3,193	3,193
COVID-19 (1)	14,697	14,697
Adjusted EBITDA (non-GAAP)	$87,797	$92,797

(1)

As these results are preliminary in nature, they do not include any potential impairment or similar non-cash charges that the Company may be required to take in the second quarter as a result of the impact of COVID-19 on the Company.  Such impairment or similar non-cash charges may be material.  See “Cautionary Note Regarding Preliminary Results.”

The information contained in this Item 2.02 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.     Other Events.

Notes Offering

On April 20, 2020, the Company issued a press release announcing that its indirect wholly owned subsidiaries, Sally Holdings LLC and Sally Capital Inc., have launched an offering to sell $300 million aggregate principal amount of senior secured notes due 2025 (the “Notes”) in a private offering (the “Notes Offering”) in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, subject to market and other conditions. The Notes will be guaranteed on a senior secured basis by the Company, Sally Investment Holdings LLC and the Company’s domestic subsidiaries who have guaranteed obligations under its senior secured credit facilities and its existing notes. The Company intends to use the net proceeds of this offering for working capital and general corporate purposes. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Risk Factor Update

The Company’s risk factor disclosure in Part I, Item 1A of its Annual Report on Form 10-K is hereby supplemented by adding the following risk factors related to the COVID-19 pandemic:

The recent novel coronavirus (COVID-19) global pandemic has had and is expected to continue to have an adverse effect on our business and results of operations.

In late 2019, COVID-19 was first detected in Wuhan, China. In March 2020, the World Health Organization declared COVID-19 a global pandemic, and governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures have adversely affected workforces, customers, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn in many of our markets. As a result of COVID-19, on March 23, 2020, we temporarily closed all U.S. and Canadian retail and wholesale store fronts to customers without a firm date on when we will reopen.  As of April 20, 2020, the cadence of reopening the North American fleet of stores is uncertain. Beginning in mid-March 2020, certain stores have transitioned to a contactless curbside service model, or to a ship-from-store mode as permitted by regulation or local order. Because we will require a smaller workforce to execute on the critical activities of our business during this time, we have furloughed most of our employees. We have provided furloughed employees in the U.S. and Canada with two weeks’ pay and medical benefits continuation through May 31, 2020. Due to the uncertainty of COVID-19, we will continue to assess the situation, including government-imposed restrictions, market by market.

We are unable to accurately predict the impact that COVID-19 will have on our operations going forward due to uncertainties which will be dictated by the length of time that such disruptions continue, which will, in turn, depend on the currently unknowable duration of the COVID-19 pandemic and the impact of governmental regulations that might be imposed in response to the pandemic. Numerous state and local jurisdictions have imposed, and others in the future may impose, shelter-in-place orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions have resulted in temporary store closures, limitation of store hours, limitations on number of people in stores or in warehouses, requirements on sanitation and social distancing practices, work stoppages, slowdowns and delays, travel restrictions and cancellation of events, among other effects, thereby negatively impacting our operations. In addition, we expect to be impacted by the deterioration in the economic conditions in North America, which potentially could have an impact on discretionary consumer spending. Further, deteriorating economic conditions globally have created a challenging environment for financing, creating substantial uncertainty regarding the availability of credit. The combination of reduced consumer spending and volatile credit markets could adversely impact our liquidity. However, while it is premature to accurately predict the ultimate impact of these developments, we expect our financial results to be materially adversely impacted.

To the extent the COVID-19 pandemic adversely affects our business, liquidity and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

Our business has been and may continue to be materially and adversely affected by the spread of the novel coronavirus (COVID-19).

Many of our vendors either produce their products or source component parts of their products from areas affected by COVID-19. As a result, the business disruptions caused by the spread of COVID-19 may impact our ability to timely acquire the products we sell to our customers and our business may be adversely affected. In addition, consumer fears about becoming ill with the disease may continue, which will adversely affect traffic to our and our customers’ stores. Consumer spending generally may also be negatively impacted by general macroeconomic conditions and consumer confidence, including the impacts of any recession, resulting from the COVID-19 pandemic. This may negatively impact sales in our stores, when reopened to the public, and our e-commerce channel and may cause our wholesale customers to purchase fewer products from us. The COVID-19 pandemic also has the potential to have a continued significant impact on our supply chain if the factories that manufacture our products, the distribution centers where we manage our inventory, or the operations of our logistics and other service providers are disrupted, temporarily closed or experience worker shortages. We may also see disruptions or delays in shipments and negative impacts to pricing of certain products.

We have taken decisive actions across our businesses to help protect employees, customers, and others in the communities we serve including in response to the increased impact from COVID-19. In addition to store closures, we are temporarily idling several distribution centers. Our online commerce business continues to be available to customers. While the COVID-19 pandemic is expected to be temporary and it is premature to accurately predict the ultimate impact of these developments, we expect our financial results to be materially adversely impacted. The disruption to the global economy and to our business, along with a sustained decline in our stock price, may lead to triggering events that may indicate that the carrying value of certain assets, including inventories, accounts receivables, long-lived assets, intangibles, and goodwill, may not be recoverable. The further spread of COVID-19, and the requirement to take action to limit the spread of the illness, has had, and may continue to have, a material adverse impact on global economic conditions, our business, liquidity, results of operations and financial condition, including on our potential to conduct financings on terms acceptable to us, if at all.

Changes in consumer behavior as a result of COVID-19 may materially and adversely affect our business.

Consumer behavior may fundamentally change as a result of COVID-19 in both the near and long term.  Traffic in retail stores, including our stores, may be materially and adversely affected with more consumers relying on ecommerce.  Consumer spending may also be negatively impacted by general macroeconomic conditions and consumer confidence, including the impacts of any recession, resulting from the COVID-19 pandemic.  All of this could materially and adversely impact sales at our retail stores. We have reprioritized our transformation plans to accelerate the roll-out of our digital programs in response to the temporary closure of our stores and potential changes in consumer behavior, however, there is no guarantee that we will be successful in growing our ecommerce sales.  Furthermore, we have expended and may continue to expend significant resources to strengthen our digital platforms.  In addition, we may also need to re-design our supply chain to focus more on ecommerce sales and fulfillment, which could result in capital expenditures, business disruption and lower margin sales.

Health concerns arising from the outbreak of a health epidemic or pandemic may have an adverse effect on our business.

In addition to COVID-19, our business could be materially and adversely affected by the outbreak of a widespread epidemic or pandemic, including those arising from various strains of avian flu or swine flu, such as H1N1, particularly if located in regions from which we derive a significant amount of revenue or profit. The occurrence of such an outbreak or other adverse public health developments could materially disrupt our business and operations. Such events could also significantly impact our industry and cause a temporary closure of stores and fulfillment centers, which could severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

Furthermore, other viruses may be transmitted through human contact, and the risk of contracting viruses could cause employees or customers to avoid gathering in public places, which could adversely affect store traffic or the ability to adequately staff stores. We could also be adversely affected if government authorities impose mandatory closures, seek voluntary closures, impose restrictions on operations of stores, or restrict the import or export of inventory. Even if such measures are not implemented and a virus or other disease does not spread significantly, the perceived risk of infection or health risk may adversely affect our business and operating results.

A downturn in economic conditions and other external market factors could have a significant adverse effect on our business and our financial condition.

During economic downturns, including any potential impacts from COVID-19, fewer customers may shop in our stores and on our websites, and those who do shop may limit the amount of their purchases. This reduced demand may lead to lower sales and intensified competitive pressures, resulting in higher markdowns and/or increased marketing and promotional spending.  Additionally, factors such as results differing from guidance, changes in sales and operating income in the peak seasons, changes in our market valuations, performance results for the general retail industry, announcements by us or our industry peers or changes in analysts’ recommendations may cause volatility in the price of our common stock and our shareholder returns.

Store Re-Opening Update

As of April 20, 2020, the Company has begun the measured process of re-opening its North American stores to the public as local regulations allow with approximately 170 stores currently open in the enterprise fleet.  While the Company will continue to monitor local situations for re-opening opportunities, the pace and timing of re-opening its North American, European and Latin American store fleet remains uncertain at this time and will depend, among other things, on state and local regulations, the ability to recall furloughed employees to staff such stores and the implementation of the Company’s new safety operating model in such stores.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated April 20, 2020, announcing senior secured notes offering
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALLY BEAUTY HOLDINGS, INC.

April 20, 2020	By:	/s/ Christian A. Brickman
Christian A. Brickman
Director, President and Chief Executive Officer